                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                        Healthdyne Technologies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                    EXHIBIT 33



                                                              M. WAYNE BOYLSTON
                                                                 March 25, 1997
                                                                 (770) 499-1212

HEALTHDYNE TECHNOLOGIES
COMMENTS ON INVACARE'S TENDER
RESULTS AND GEORGIA SENATE ACTION



FOR IMMEDIATE RELEASE

        Marietta, Georgia, March 25, 1997 - Healthdyne Technologies, Inc. (Nasdaq:HDTC) announced today that it was pleased that only 18% of the Company's total outstanding shares were tendered into the unsolicited hostile tender offer of Invacare Corporation which has now been open for approximately two months. "The overwhelming majority of our shareholders have again indicated their support for our Board's decision that Invacare's offer is grossly inadequate," said Parker H. Petit, Chairman of the Board. "Mixon, the Chairman of Invacare's Board of Directors, has access to financial analyst reports on our Company and should know the industry and our product lines well. Mr. Mixon should be able to assess values more accurately than he has to date or he is still engaged in bargain-hunting."
        The Company also stated that it has gratified that the Georgia Senate yesterday voted not to reconsider its passage of the Thompson amendment to House Bill 294, a bill which would automatically provide for staggered terms for the Board of Directors for Georgia public companies who do not opt out of its provisions. The Senate action yesterday cleared the way for a vote in the House of Representatives. The bill, if enacted into law, supports the operation of existing state statutes which were passed in the late eighties to protect corporations from unfair and inadequate takeovers. "Invacare initiated a bargain tender offer and attempted to avoid existing Georgia law by challenging the constitutionality of the statutes in federal court and initiating a proxy fight coupled with a proposed by-law amendment purporting to strip the Board of Directors of its ability to manage the affairs of the Corporation in accordance with its fiduciary duties," continued Petit.
        Mr. Petit continued, "Because the Georgia statutes that were passed to protect corporations from unfair and inadequate takeovers can be circumvented, we are actively supporting Senator Thompson's amendment to House Bill 294. It is of great concern that it

PAGE: 2
would be possible for less than a majority of our shareholders to cause Healthdyne Technologies to accept an offer that the Board and its financial advisors had determined is grossly inadequate. Georgia statutes already permit staggered Boards, and over 70 percent of the 50 largest public companies in Georgia already have staggered Boards. This new law would merely make the staggered Board standard for all public corporations in Georgia, unless the corporations elected not to have one. However, it does preclude our shareholders from being forced into a transaction that is not in their best interest. We applaud the far-sighted actions of the Senate to advance the interests of all Georgia public corporations and their shareholders."
        Besides Healthdyne Technologies, other participants in any proxy solicitation by Healthdyne Technologies in connection with its 1997 annual meeting may include the following directors and executive officers of Healthdyne Technologies: Parker H. Petit, Chairman of the Board; Craig B. Reynolds, President, Chief Executive Officer and Director; J. Terry Dewberry, Director; Alexander H. Lorch, Director; J. Leland Strange, Director; James J. Wellman, M.D., Director; J. Paul Yokubinas, Director; Robert M. Johnson, Senior Vice President-Business Development; John L. Miclot, Senior Vice President-Sales and Marketing; Robert E. Tucker, Senior Vice President-Operations; M. Wayne Boylston, Vice President-Finance, Chief Financial Officer and Treasurer; Leslie R. Jones, Vice President, General Counsel and Secretary; and Jeffrey A. North, Corporate Controller. The above-referenced individuals beneficially own an aggregate of 1,513,729 shares of Healthdyne Technologies' common stock. Healthdyne Technologies has retained Morrow & Co., Inc. to act as information agent in connection with the Invacare offer for customary fees.
        Healthdyne Technologies designs, manufactures and markets technologically advanced medical devices for use in the home, as well as other specialized clinical settings. The Company's products include diagnostic and therapeutic devices for the evaluation and treatment of sleep disorders, non-invasive ventilators, oxygen concentrators and medication nebulizers for the treatment of respiratory disorders, monitors for infants at risk of SIDS, and products for asthma management.